                                                                   EXHIBIT 10.36

              --------------------------------------------------

                                LOAN AGREEMENT

                          Made as of December 3, 2001

                                    Between

                    CONGRESS FINANCIAL CORPORATION (CANADA)
                                   as Lender

                                      and

                    CATALINA LIGHTING CANADA, (1992) INC. /
                     LUMIERES CATALINA CANADA, (1992) INC.
                                  as Borrower


              --------------------------------------------------


                                McMillan Binch
                                  ----------
                            BARRISTERS & SOLICITORS

                               TABLE OF CONTENTS

SECTION 1 - INTERPRETATION.....................................................................   1
     1.1     Definitions.......................................................................   1

SECTION 2 - CREDIT FACILITIES..................................................................  11
     2.1     Revolving Loans...................................................................  11
     2.2     Availability Reserves.............................................................  12

SECTION 3 - INTEREST AND FEES..................................................................  12
     3.1     Interest..........................................................................  12
     3.2     Closing Fee.......................................................................  13
     3.3     Facility Fee......................................................................  13
     3.4     Servicing Fee.....................................................................  13
     3.5     Unused Line Fee...................................................................  13
     3.6     Payments..........................................................................  14

SECTION 4 - CONDITIONS PRECEDENT...............................................................  14
     4.1     Conditions Precedent to Initial Loans.............................................  14
     4.2     Conditions Precedent to All Loans.................................................  15

SECTION 5 - INTENTIONALLY DELETED..............................................................  15

SECTION 6 - COLLECTION AND ADMINISTRATION......................................................  15
     6.1     Borrower's Loan Account...........................................................  15
     6.2     Statements........................................................................  16
     6.3     Collection of Accounts............................................................  16
     6.4     Payments..........................................................................  17
     6.5     Authorization to Make Loans.......................................................  18
     6.6     Use of Proceeds...................................................................  18

SECTION 7 - COLLATERAL REPORTING AND COVENANTS.................................................  18
     7.1     Collateral Reporting..............................................................  18
     7.2     Accounts Covenants................................................................  19
     7.3     Inventory Covenants...............................................................  20
     7.4     Equipment Covenants...............................................................  21
     7.5     Power of Attorney.................................................................  21
     7.6     Right to Cure.....................................................................  22
     7.7     Access to Premises................................................................  22

SECTION 8 - REPRESENTATIONS AND WARRANTIES.....................................................  23
     8.1     Corporate Existence, Power and Authority; Subsidiaries............................  23
     8.2     Financial Statements; No Material Adverse Change..................................  23
     8.3     Chief Executive Office; Collateral Locations......................................  24
     8.4     Priority of Liens; Title to Properties............................................  24
     8.5     Tax Returns.......................................................................  24
     8.6     Litigation........................................................................  24
     8.7     Compliance with Other Agreements and Applicable Laws..............................  25


                                      (i)

     8.8     Bank Accounts.....................................................................  25
     8.9     Accuracy and Completeness of Information..........................................  25
     8.10    Status of Pension Plans...........................................................  25
     8.11    Environmental Compliance..........................................................  26
     8.12    Survival of Warranties; Cumulative................................................  27

SECTION 9 - AFFIRMATIVE AND NEGATIVE COVENANTS.................................................  27
     9.1     Maintenance of Existence..........................................................  27
     9.2     New Collateral Locations..........................................................  27
     9.3     Compliance with Laws, Regulations, Etc............................................  27
     9.4     Payment of Taxes and Claims.......................................................  28
     9.5     Insurance.........................................................................  29
     9.6     Financial Statements and Other Information........................................  29
     9.7     Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.....................  31
     9.8     Encumbrances......................................................................  31
     9.9     Indebtedness......................................................................  32
     9.10    Loans, Investments, Guarantees, Etc...............................................  32
     9.11    Dividends and Redemptions.........................................................  33
     9.12    Transactions with Affiliates......................................................  33
     9.13    Adjusted Net Worth................................................................  34
     9.14    Intellectual Property.............................................................  34
     9.15    Additional Bank Accounts..........................................................  34
     9.16    Applications under the  Companies' Creditors Arrangement Act......................  34
     9.17    Operation of Pension Plans........................................................  34
     9.18    Costs and Expenses................................................................  35
     9.19    Further Assurances................................................................  35

SECTION 10 - EVENTS OF DEFAULT AND REMEDIES....................................................  36
     10.1    Events of Default.................................................................  36
     10.2    Remedies..........................................................................  38

SECTION 11 - JURY TRIAL WAIVER, OTHER WAIVERS AND CONSENTS, GOVERNING LAW......................  40
     11.1    Governing Law; Choice of Forum, Service of Process; Jury Trial Waiver.............  40
     11.2    Waiver of Notices.................................................................  41
     11.3    Amendments and Waivers............................................................  42
     11.4    Waiver of Counterclaims...........................................................  42
     11.5    Indemnification...................................................................  42

SECTION 12 - TERM OF AGREEMENT; MISCELLANEOUS..................................................  42
     12.1    Term..............................................................................  42
     12.2    Notices...........................................................................  44
     12.3    Partial Invalidity................................................................  44
     12.4    Successors........................................................................  44
     12.5    Entire Agreement..................................................................  45
     12.6    Headings..........................................................................  45
     12.7    Judgment Currency.................................................................  45

                                     (ii)

     12.8    Execution in Counterparts.........................................................  45
     12.9    Facsimile.........................................................................  45
     12.10   Choice of Language................................................................  46

                                     (iii)

                                 LOAN AGREEMENT

     This Loan Agreement dated as of December 3, 2001 is entered into by and between Congress Financial Corporation (Canada), an Ontario corporation ("Lender") and Catalina Lighting Canada, (1992) Inc. / Lumieres Catalina Canada,
(1992) Inc., a Quebec corporation ("Borrower").

                             W I T N E S S E T H:
                             - - - - - - - - - --

     WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Borrower is a wholly-owned subsidiary of Catalina Lighting, Inc., a Florida corporation ("Catalina US");

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 - INTERPRETATION

1.1  Definitions

     All terms used herein which are defined in the Personal Property Security Act (Ontario) shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender if such Event of Default is capable of being cured as determined by Lender in good faith. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. Canadian Dollars and the sign "$" mean lawful money of Canada. "US Dollars" and the sign "US$" mean lawful money of the United States of America. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

(1) Accounts shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance.

(2) Adjusted Net Worth shall mean as to the Borrower, at any time, the Canadian Dollar Amount of the Borrower's net worth determined in accordance with GAAP on a consolidated basis less the aggregate net book value of goodwill, prepaid expenses and deferred costs (excluding tax assets) and other intangible assets as the Lender may determine in good faith of the Borrower and its subsidiaries.

(3) Availability Reserves shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect Lender's estimate of the amount of any Priority Payables Reserve, (d) to reflect Lender's estimate of rent or other payments due and unpaid or which Lender reasonably expects will not be paid when due, with respect to premises occupied by Borrower, (e) to reflect the Lender's estimate of rebates, sales incentives or other similar amounts payable by or due to the Borrower's customers or (f) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or will, with notice or passage of time or both, constitute an Event of Default.

(4)  BIA shall mean the Bankruptcy and Insolvency Act (Canada).

(5)  Blocked Accounts shall have the meaning set forth in Section 6.3 hereof.

(6) Borrower General Security Agreement shall mean the Borrower General Security Agreement dated on or about the date hereof given by Borrower in favour of Lender in respect of the Obligations.

(7) Business Day shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario) on which Lender's Toronto office, the Canadian Reference Bank's main Toronto office and banks in Toronto, Ontario are open for business in the normal course.

(8) Canadian Dollar Amount shall mean, at any time, (a) as to any amount denominated in Canadian Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Canadian Dollars as determined by Lender at such time on the basis of the Spot Rate for the purchase of Canadian Dollars with such currency.

(9) Canadian Prime Rate shall mean, at any time, the greater of (i) the rate from time to time publicly announced by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate at such time and (B) one percent (1%) per annum.

(10) Canadian Prime Rate Loans shall mean any Loans or portion thereof denominated in Canadian Dollars and on which interest is payable based on the Canadian Prime Rate in accordance with the terms hereof.

(11) Canadian Reference Bank shall mean Bank of Montreal, or its successors and assigns, or such other bank as Lender may from time to time designate.

(12) CDOR Rate shall mean, on any day, the annual rate of interest which is the rate based on an average 30 day rate applicable to Canadian Dollar bankers' acceptances appearing on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc, definitions, as modified and amended from time to time) as of 10:00 a.m. on such day; provided that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the 30 day rate applicable in Canadian Dollar bankers' acceptances quoted by any major Schedule I chartered bank selected by Lender as of 10:00 a.m. on such day.

(13) CCAA shall mean the Companies' Creditors Arrangement Act (Canada).

(14) Collateral shall mean, Collateral as such term is defined in the Borrower General Security Agreement and in the Hypothec.

(15) Comfort Letter shall mean the comfort letter executed by Catalina US in favour of the Lender.

(16) Eligible Accounts shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. Accounts shall be Eligible Accounts if:

     (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business;

     (b) such Accounts do not arise from sales rebates, incentives or other similar amounts due from suppliers;

     (c) such Accounts do not arise as a result of sales to customers for which direct payment to the Borrower's suppliers is made by such customers;

     (d) such Accounts are not unpaid more than sixty (60) days past the original due date thereof and not unpaid more than ninety (90) days after the date of the original invoice for them (one hundred twenty days (120) in the case of Walmart Inc. and its affiliates) ; provided that, upon the request of Borrower in writing, the Lender may, in its sole discretion, approve in writing such longer periods as it deems appropriate for particular account debtors;

     (e)  such Accounts comply with the terms and conditions contained in
          Section 7.2(3) of this Agreement;

     (f) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

     (g) the chief executive office of the account debtor with respect to such Accounts is located in Canada or the United States, or the Account is payable in Canadian Dollars or US Dollars and, at Lender's option, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in Canada in the currency in which the Account is denominated, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

     (h) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

     (i) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

     (j) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

     (k) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

     (l) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise, except with respect to any account debtor that is an affiliate of the Borrower solely because such affiliate is an affiliate of Sun Capital Partners, Inc.;

     (m) the account debtors with respect to such Accounts are not any foreign government, the federal government of Canada, any Province, political subdivision, department, agency or instrumentality thereof unless, upon Lender's request, the Financial Administration Act (Canada) or any similar provincial or local law, if applicable, has been complied with in a manner satisfactory to Lender;

     (n) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

     (o) such Accounts of a single account debtor or its affiliates do not constitute more than twenty percent (20%) of all Accounts (but the portion of the Accounts not in excess of such percentage shall be deemed Eligible Accounts) except for Accounts owing by Walmart Inc. and its affiliates for which the allowable percentage shall be thirty-five percent (35%); provided that, upon the request of Borrower in writing, the Lender may, in its sole discretion, approve in writing such higher percentages as it deems appropriate for particular account debtors;

     (p) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days past the original due date thereof or has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which together constitute more than fifty percent (50%) of the total Accounts of such account debtor;

     (q) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

     (r) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

(17) Eligible Inventory shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower which are acceptable to Lender based on the criteria set forth below. Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises which are not owned and controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests, hypothecs and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest, hypothec or lien in favour of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete, slow moving or discontinued Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest, lien or hypothec of Lender; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; (m) OTW Inventory unless the Lender has reviewed and is satisfied in its sole discretion with the insurance and bills of lading of the Borrower with respect to such Inventory and either the Lender has received possession of original copies of such bills of lading or the Borrower's customs broker that has contracted to process such Inventory has entered into an acknowledgement agreement in form satisfactory to the Lender acknowledging, among other things, the Lender's security interest in such Inventory and that it will take instructions from the Lender with respect thereto; and (n) Inventory which is on display or used for promotion purposes whether on Borrower's premises or its customers' premises or otherwise and such other Inventory of the Borrower which is commonly referred to as "road show inventory".

General criteria for Eligible Inventory may be established and revised from time to time by Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

(18) Environmental Laws shall mean with respect to any Person all federal (United States of America and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

(19) Equipment shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

(20) Excess Availability shall mean the Canadian Dollar Amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder, and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all due but unpaid tax obligations and past due trade payables of Borrower as of such time.

(21) Excluded Taxes has the meaning given to it in Section 9.4.

(22) Event of Default shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

(23) Financing Agreements shall mean, collectively, this Agreement, the Borrower General Security Agreement, the Hypothec, the Comfort Letter and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(24) GAAP shall mean generally accepted accounting principles in Canada as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied, except that, for the purposes of Section 9.13 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

(25) Hazardous Materials shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law

(including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

(26) Hypothec shall mean the hypothec on Collateral (as that term is defined therein) on or about the date hereof given by Borrower in favour of Lender in respect of the Obligations.

(27) Information Certificate shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

(28) Interest Rate shall mean, as to Canadian Prime Rate Loans, a rate of one and one-half percent (1.5%) per annum in excess of the Canadian Prime Rate and, as to US Prime Rate Loans, a rate of one half of one percent (0.50%) per annum in excess of the US Prime Rate; provided that, the Interest Rate shall mean the rate of three and one half percent (3.5%) per annum in excess of the Canadian Prime Rate as to Canadian Prime Rate Loans and the rate of two and one half percent (2.5%) per annum in excess of the US Prime Rate as to US Prime Loans, at Lender's option, without notice, (a) on non-contingent Obligations (i) for the period on and after the date of termination or non-renewal hereof until such time as Lender has received full and final payment of all such Obligations and
(ii) for the period from and after the date of the occurrence of an Event of Default so long as such Event of Default is continuing and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 hereof (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

(29) Inventory shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

(30) Loans shall mean the Revolving Loans.

(31) Maximum Credit shall mean the amount of $7,000,000.

(32) Net Amount of Eligible Accounts shall mean the gross Canadian Dollar Amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided that the amounts deducted under clause (a) or (b) shall not duplicate items for which Availability Reserves have been established by Lender.

(33) Net Orderly Liquidation Value shall mean the value of the Inventory as determined by independent appraisers acceptable to the Lender determined on an orderly liquidation basis net of all liquidation expenses as estimated by such appraiser.

(34) Obligations shall mean any and all Revolving Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Borrower or any Obligor under the BIA, the CCAA, or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

(35) Obligor shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower and shall be deemed to include Catalina US.

(36) OTW Inventory means Inventory in transit.

(37) Payment Account shall have the meaning set forth in Section 6.3 hereof.

(38) Pension Plans means each of the pension plans, if any, registered in accordance with the Income Tax Act (Canada) which Borrower sponsors or administers or into which Borrower makes contributions.

(39) Person or person shall mean any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

(40) PPSA shall mean the Personal Property Security Act (Ontario) and any other applicable Canadian or provincial personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto. References to sections of the PPSA shall be construed to also refer to any successor sections.

(41) Priority Payables Reserve shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, wages, workers' compensation obligations, vacation pay, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Lender considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier's right may have priority over the security interests, liens or charges securing the Obligations including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA.

(42) Records shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

(43) Revolving Loans shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

(44) Spot Rate shall mean, with respect to a currency, the rate quoted by the Canadian Reference Bank as the spot rate for the purchase by the Canadian Reference Bank of such currency with another currency at approximately 10:00 a.m. (Toronto time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

(45) US GAAP shall mean generally accepted accounting principles in the United States as in effect from time to time as set forth in the opinions and pronouncements of the relevant Canadian or American public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied, except that, for the purposes of
Section 9.13 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

(46) US Prime Rate shall mean the rate announced by First Union National Bank, or its successors, from time to time as its prime rate, whether or not such announced rate is the best rate available at such bank.

(47) US Prime Rate Loans shall mean any Loan or portion thereof denominated in US Dollars and on which interest is payable based on the US Prime Rate in accordance with the terms hereof.

(48) Value shall mean the Canadian Dollar Amount, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

SECTION 2 - CREDIT FACILITIES

2.1  Revolving Loans

(1) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans by way of Canadian Prime Rate Loans and US Prime Rate Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

     (a)  eighty-five percent (85%) of the Net Amount of Eligible Accounts; plus
                                                                            ----

     (b) the lowest of: (A) the sum of fifty-five percent (55%) of the Value of Eligible Inventory, or (B) eighty-five percent (85%) of the Net Orderly Liquidation Value or (C) $3,500,000; provided that, the amount of Loans which may be advanced against OTW Inventory shall not exceed $500,000;

     (c)  minus any Availability Reserves.
          ------

(2) Lender may, in its discretion, from time to time, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines:
(A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) exceeds five percent (5%), or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased whether as a result of the quarterly appraisals delivered under
Section 7.3 or otherwise, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

(3) Except in Lender's discretion, the aggregate Canadian Dollar Amount of the Loans outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding Canadian Dollar Amount of any component of the Loans, or the aggregate Canadian Dollar Amount of the outstanding Loans, exceed the amounts available under the lending formulas or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

(4) Notwithstanding Section 2.1(1), if the Lender has determined in its discretion acting in good faith that either the creditworthiness of the Borrower or the Lender's ability to be repaid from the Collateral has deteriorated, the Lender may suspend the availability of Revolving Loans by way of US Prime Rate Loans upon providing the Borrower with written notice thereof. If the availability of US Prime Rate Loans is so suspended, Lender may also require that the outstanding Revolving Loans made available by way of US Prime Rate Loans denominated in

US Dollars be converted to Revolving Loans made available by way of Canadian Prime Rate Loans denominated in Canadian Dollars.

2.2  Availability Reserves

     All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise, in good faith, Availability Reserves.

SECTION 3 - INTEREST AND FEES

3.1  Interest

(1) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the applicable Interest Rate.

(2) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty five (365) day year in the case of Canadian Prime Rate Loans and a three hundred and sixty (360) day year in the case of US Prime Rate Loans, as applicable and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate or US Prime Rate, as applicable, effective on the first day of the month after any change in such Prime Rate is announced. The increase or decrease shall be based on the Canadian Prime Rate or US Prime Rate, as applicable, in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be payable on demand. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(3) For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a 365 day year or 360 day year (the "First Rate"), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 365 or 360 as applicable.

(4) Notwithstanding the provisions of this Section 3 or any other provision of this Agreement, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Lender will be conclusive for the purposes of such determination.

(5) A certificate of an authorized signing officer of Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(6) For greater certainty, whenever any amount is payable under this Agreement or any Financing Agreement by Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the "deemed reinvestment principle" or the "effective yield method". As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

3.2  Closing Fee

     Borrower shall pay to Lender as a closing fee the amount of $70,000, which shall be fully earned as of and payable on the date hereof.

3.3  Facility Fee

     Borrower shall pay to Lender annually, beginning on the first anniversary of the date hereof, a facility fee in an amount equal to one percent (1%) of the Maximum Credit while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on each anniversary of the date hereof. However, this facility fee shall not be payable if during the year preceding such anniversary date, the average principal balance of the Revolving Loans was at least US$3,000,000 over that period of time.

3.4  Servicing Fee

     Borrower shall pay to Lender monthly a servicing fee in an amount equal to $2,000 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

3.5  Unused Line Fee

     Borrower shall pay to Lender monthly an unused line fee at a rate equal to one half of one percent (0.5%) per annum calculated upon the amount by which $7,000,000 exceeds the Canadian Dollar Amount equal to average daily principal balance of the outstanding Revolving Loans during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

3.6  Payments

     Unless otherwise specified by Lender, all interest, fees and other payments by Borrower hereunder shall be in the currency in which such Obligations are denominated.

SECTION 4 - CONDITIONS PRECEDENT

4.1  Conditions Precedent to Initial Loans

     Each of the following is a condition precedent to Lender making the initial Loans hereunder:

(1) Lender shall have received evidence (including, without limitation, any subordinations or releases of any other liens or security interests in the Collateral required by Lender), in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(2) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

(3) no material adverse change shall have occurred in the assets or business of Borrower or any Obligor since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

(4) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

(5) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgements and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgements by landlords, lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

(6) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as first loss payee and additional insured;

(7) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower and the Obligors with respect to the Financing Agreements and such other matters as Lender may request;

(8) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

(9) accounts payable of the Borrower must be at a level and in a condition reasonably acceptable to the Lender; and

(10) Lender shall have received a copy of the written consent of SunTrust Bank.

(11) the Excess Availability as determined by Lender shall be at least $600,000 after giving effect to the initial Revolving Loans made or to be made hereunder and after (i) payment of all fees and expenses required to be paid by Borrower to Lender hereunder or under any other Financing Agreement, (ii) application of the proceeds of the initial Revolving Loans and (iii) deduction of past due payables and other obligations.

4.2  Conditions Precedent to All Loans

     Each of the following is an additional condition precedent to Lender making Loans to Borrower, including the initial Loans and any future Loans:

(1) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto; and

(2) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan and after giving effect thereto.

SECTION 5 - INTENTIONALLY DELETED

SECTION 6 - COLLECTION AND ADMINISTRATION

6.1  Borrower's Loan Account

     Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

6.2  Statements

     Lender shall render to Borrower each month a statement setting forth the balance in Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

6.3  Collection of Accounts

(1) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, and Lender may establish and maintain bank accounts of Lender ("Payment Accounts") in each case with such banks as are acceptable to Lender into which Borrower shall, in accordance with Lender's instructions, promptly deposit and direct its account debtors that remit payments by electronic funds transfers to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, cheque or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are held for the exclusive benefit of Lender as collateral security for the Obligations, that the depository bank has no lien upon, or right of setoff against the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to the Payment Accounts or such other bank account of Lender as Lender may from time to time designate for such purpose. Borrower agrees that all amounts deposited in such Blocked Accounts or Payment Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

(2) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. If Lender receives funds in a Payment Account at any time at which no Obligations are outstanding or in excess of such outstanding Obligations, Lender shall transfer such funds to Borrower at such account as Borrower may direct, provided that Borrower shall, at Lender's request, deposit such funds to an account maintained at the bank at which the Payment Accounts are maintained and, prior to such transfer, shall execute and deliver to Lender a cash collateral agreement in form and substance satisfactory to Lender providing to Lender a first priority security interest over such account.

(3) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, cheques, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts or the Payment Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account or Payment Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts or the Payment Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4  Payments

     All Obligations shall be payable to the Payment Accounts as provided in
Section 6.3 such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner and using such conversion rates as Lender determines. Payments and collections received in any currency other than US Dollars or Canadian Dollars will be accepted and/or applied at the sole discretion of Lender. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.5  Authorization to Make Loans

     Lender is authorized to make the Loans based upon written instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Toronto time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

6.6  Use of Proceeds

     Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof; (b) costs, expenses and fees incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof.

SECTION 7 - COLLATERAL REPORTING AND COVENANTS

7.1  Collateral Reporting

     Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts, sales made, credits issued and cash received; (b) on a monthly basis within 15 days after each month or more frequently and within such time periods as Lender may request, (i) inventory reports by category, (ii) agings of accounts receivable, and (iii) agings of accounts payable, (c) on a weekly basis on the first Business Day following each week or more frequently and within such time periods as Lender may request perpetual inventory reports (c) upon Lender's request, (i) copies of credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and (d) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2  Accounts Covenants

(1) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors in an amount in excess of $25,000, or any settlement, adjustment or compromise thereof in excess of $25,000, (ii) all material adverse information relating to the financial condition of any account debtor known to Borrower and (iii) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(2) Without limiting the obligation of Borrower to deliver any other information to Lender, Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the inventory so returned in such case has a value in excess of $25,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

(3) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately deposited or paid pursuant to Section 6.3(1) of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except (A) as reported to Lender in accordance with this Agreement or (B) for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender, (iv) there shall be no setoffs, deductions, contras, defences, counterclaims or disputes existing or asserted with respect thereto other than in the ordinary course of business, (v) none of the transactions giving rise thereto will violate any applicable federal or provincial laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(4) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(5) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

(6) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest or lien therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

7.3  Inventory Covenants

     With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, age, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year in scope and methodology satisfactory to Lender, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count together with a confirmation in form and substance satisfactory to Lender that appropriate adjustments have been made to the inventory records of Borrower to reconcile the inventory account to Borrower's inventory records; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein or in the Information Certificate, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at its expense, no more than once per quarter, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws; (f) as between Borrower and Lender, Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

The Lender shall advise the Borrower of the appointment of any appraiser and shall endeavour to obtain and deliver to the Borrower cost estimates from such appraiser with respect to the services to be provided by it.

7.4  Equipment Covenants

     With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance thereon and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein or in the Information Certificate, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) as between Borrower and Lender, Borrower assumes all responsibility and liability arising from the use of the Equipment.

7.5  Power of Attorney

     Borrower hereby designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account,
(vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfil Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any PPSA or other financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction. The power of attorney granted pursuant to this Section 7.5 is a power coupled with an interest and shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

7.6  Right to Cure

     Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, determined in good faith, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7  Access to Premises

     From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and
(b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8 - REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans by Lender to
Borrower:

8.1  Corporate Existence, Power and Authority; Subsidiaries

     Borrower is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property is bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information Certificate.

8.2  Financial Statements; No Material Adverse Change

     All financial statements relating to Borrower or Catalina US which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP or US GAAP, as applicable (except that financial statements for periods other than a year end will not contain notes and will be subject to year end audit adjustments), and fairly present the financial condition and the results of operation of Borrower or Catalina US, as applicable, as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

8.3  Chief Executive Office; Collateral Locations

     The chief executive office, principal place of business and domicile (within the meaning of the Civil Code of Quebec) of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

8.4  Priority of Liens; Title to Properties

     The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Loans hereunder) and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, hypothecs, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Loans hereunder) or permitted under Section 9.8 hereof.

8.5  Tax Returns

     Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender).
All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6  Litigation

     Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending of which Borrower has received notice, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

8.7  Compliance with Other Agreements and Applicable Laws

     Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, provincial or local governmental authority.

8.8  Bank Accounts

     All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.15 below.

8.9  Accuracy and Completeness of Information

     All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

8.10  Status of Pension Plans

      To the best knowledge of Borrower:

(1) The Pension Plans are duly registered under all applicable provincial pension benefits legislation.

(2) All obligations of Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

(3) All contributions or premiums required to be made by Borrower to the Pension Plans have been made in a timely fashion in accordance with the terms of the Pension Plans and applicable laws and regulations.

(4) All employee contributions to the Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by Borrower and fully paid into the Pension Plans in a timely fashion.

(5) All reports and disclosures relating to the Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

(6) There have been no improper withdrawals, or applications of, the assets of any of the Pension Plans.

(7) No amount is owing by any of the Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute.

(8) The Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles).

(9) Borrower, after diligent enquiry, has neither any knowledge, nor any grounds for believing, that any of the Pension Plans is the subject of an investigation, any other proceeding, an action or a claim. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

8.11  Environmental Compliance

(1) Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(2) The Borrower has not received notice of any investigation, proceeding, complaint, order, directive, claim or citation by any governmental authority or any other person nor, to the best of Borrower's knowledge, is any pending or threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(3) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(4) Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

8.12 Survival of Warranties; Cumulative

     All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9 - AFFIRMATIVE AND NEGATIVE COVENANTS

9.1  Maintenance of Existence

     Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a certified copy of the Articles of Amendment of Borrower providing for the name change immediately following its filing.

9.2  New Collateral Locations

     Borrower may open any new location within Canada provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including PPSA and other financing statements and such other evidence as Lender may require of the perfection of Lender's first priority security interests and liens where required by Lender.

9.3  Compliance with Laws, Regulations, Etc.

(1) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, Provincial or local governmental authority, including, without limitation, all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws except for any matter that Borrower is contesting in good faith by appropriate proceedings diligently pursued and which is not reasonably expected to have a material adverse effect in Borrower or its property, operations, business, prospects or conditions (financial or otherwise).

(2) Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

(3) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

(4) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non- compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

(5) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including legal fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4  Payment of Taxes and Claims

     Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require
       --------  ----
Borrower to pay any income or capital or franchise taxes ("Excluded Taxes") attributable to the income or capital of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5  Insurance

     Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall reasonably require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and cancelling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time, in excess of $30,000 to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

9.6  Financial Statements and Other Information

(1) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Lender:

          (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements the Borrower and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries, as of the end of and through such fiscal month;

          (ii) within forty (40) days after the end of each fiscal month (other than the month ending at the end of a fiscal quarter), monthly unaudited consolidated financial statements Catalina US (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Catalina US as of the end of and through such fiscal month;

          (iii) within forty five (45) days after the end of each fiscal quarter (other than the fiscal quarter ending September 30 of each fiscal year), quarterly unaudited consolidated financial statements Catalina US (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Catalina US as of the end of and through such fiscal quarter;

          (iv) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements for each of the Borrower and Catalina US and, if Borrower has any subsidiaries, audited consolidating financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries or Catalina US, as applicable, as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP in the case of the Borrower and US GAAP in the case of Catalina US, and present fairly the results of operations and financial condition of Borrower and its subsidiaries or Catalina US, as applicable, as of the end of and for the fiscal year then ended.

(2) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(3) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its shareholders generally and copies of all reports and registration statements which Borrower files with any provincial securities commission or securities exchange.

(4) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

9.7  Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.

     Borrower shall not, directly or indirectly, (a) amalgamate with any other Person or permit any other Person to amalgamate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of the Canadian Dollar Amount of $35,000 for all such Equipment disposed of in any fiscal year of Borrower), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

9.8  Encumbrances

     Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:
(a) liens and security interests of Lender; (b) liens securing the payment of taxes or amounts due to public utilities either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed the Canadian Dollar Amount of $35,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; and
(f) the security interests and liens set forth on Schedule 8.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Loans hereunder).

9.9  Indebtedness

     Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement; and (d) the indebtedness set forth on Schedule 9.9 hereto; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.10 Loans, Investments, Guarantees, Etc.

     Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; and (b) investments in: (i) short-term direct obligations of the Canadian Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments, (c) advances made to employees in the ordinary course of business on account of expenses not yet incurred and (d) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.11  Dividends and Redemptions

      Subject to Section 9.12(2), Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

9.12  Transactions with Affiliates

(1) Subject to paragraph (2) below, Borrower shall not, directly or indirectly,
(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business.

(2) The Borrower shall be permitted to make distributions by way of dividend, returns of capital, management fees or other payments to Catalina US of not more than US$500,000 (or such greater amount as the Lender may approve) per year payable quarterly provided that no such payments may be made at any time if the Excess Availability is, or would be after the making of such payment, less than US$250,000.

(3) The Borrower shall not be permitted to make any payment of amounts due to its affiliates on account of goods or services supplied by such affiliates if, at any time, the Excess Availability is, or would be after the making of such payment, less than US$250,000.

9.13  Adjusted Net Worth

      Borrower shall, at all times, maintain Adjusted Net Worth of not less than $2,000,000 during the 2002 fiscal year and $2,250,000 thereafter.

9.14  Intellectual Property

      In the event Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, Borrower shall immediately notify Lender thereof and shall provide to Lender copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At Lender's request, Borrower shall promptly execute and deliver to Lender an intellectual property security agreement granting to Lender a perfected security interest in such intellectual property rights in form and substance satisfactory to Lender.

9.15  Additional Bank Accounts

      Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

9.16  Applications under the Companies' Creditors Arrangement Act

      Borrower acknowledges that its business and financial relationships with Lender are unique from its relationship with any other of its creditors. Borrower agrees that it shall not file any plan of arrangement under the CCAA ("CCAA Plan") which provides for, or would permit directly or indirectly, Lender to be classified with any other creditor of Borrower for purposes of such CCAA Plan or otherwise.

9.17  Operation of Pension Plans

(1) Borrower shall administer the Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation.

(2) Borrower shall deliver to Lender an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Lender within 7 days of Borrower's failure to make any required contribution to the applicable Pension Plan.

(3) Borrower shall not accept payment of any amount from any of the Pension Plans without the prior written consent of Lender.

(4) Without the prior written consent of Lender, Borrower shall not terminate, or cause to be terminated, any of the Pension Plans, if such plan would have a solvency deficiency on termination.

(5) Borrower shall promptly provide Lender with any documentation relating to any of the Pension Plans as Lender may reasonably request. Borrower shall notify Lender within 30 days of (i) a material increase in the liabilities of any of the Pension Plans, (ii) the establishment of a new registered pension plan,
(iii) commencing payment of contributions to a Pension Plan to which Borrower had not previously been contributing.

9.18  Costs and Expenses

      Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes (other than Excluded Taxes) paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, together with such advance funds on account of such costs, expenses, filing fees and taxes as Lender may from time to time request, including: (a) all costs and expenses of filing or recording (including PPSA financing statement and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) out-of-pocket costs and expenses of remitting loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the Blocked Accounts, if any, and the Payment Accounts, together with Lender's customary charges and fees with respect thereto; (d) out-of-pocket costs and expenses of preserving and protecting the Collateral; (e) out-of-pocket costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of US$750 per person per day for Lender's examiners in the field and office; and (g) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

9.19  Further Assurances

      At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more PPSA or other financing statements or notices signed only by Lender or Lender's representative.

SECTION 10 - EVENTS OF DEFAULT AND REMEDIES

10.1  Events of Default

      The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

(1) Borrower fails to pay when due any of the Obligations;

(2) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements;

(3) Catalina US fails to perform any of the terms, covenants, conditions or provisions contained in the Comfort Letter;

(4) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(5) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favour of Lender;

(6) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of the Canadian Dollar Amount of $35,000 in any one case or in excess of the Canadian Dollar Amount of $35,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

(7) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited partnership, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(8) Borrower or any Obligor becomes insolvent (under applicable insolvency law), makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

(9) a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(10) a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower or any Obligor for all or any part of its property including, without limitation, if Borrower or any Obligor shall:

     (a) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

     (b) be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

     (c)  make a general assignment for the benefit of creditors;

     (d) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

     (e) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

     (f) take any corporate action for the purpose of effecting any of the foregoing;

(11) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than Lender, in any case in an amount in excess of the Canadian Dollar Amount of $35,000, which default continues for more than the applicable cure period, if any, with respect thereto, and which default results in a right by the other party thereto to accelerate the maturity of Borrower's obligations thereunder, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto and which default results in a right by the other party thereto to terminate such agreement;

(12) any change in the controlling ownership of Borrower;

(13) charging of Borrower or any Obligor under any criminal statute, or commencement of criminal against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor in excess of $35,000;

(14) there shall be a material adverse change in the business or assets of Borrower or any Obligor after the date hereof;

(15) there shall be an event of default under any of the other Financing Agreements;

(16) there shall be a breach or failure to comply with the provisions of any intercreditor agreement or subordination agreement with respect to Borrower or any Obligor by Borrower or any Obligor; or

(17) a requirement from the Minister of National Revenue for payment pursuant to
Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Lender or any other Person in respect of Borrower or otherwise issued in respect of Borrower.

10.2  Remedies

(1) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(2) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(9) and 10.1(10), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of Borrower, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the

Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower, (vii) borrow money and use the Collateral directly or indirectly in carrying on Borrower's business or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Borrower, debtors of Borrower, sureties and others as Lender may see fit without prejudice to the liability of Borrower or Lender's right to hold and realize the security interest created under any Financing Agreement, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) Business Days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

(3) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including legal costs and expenses.

(4) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or reduce the lending formulas or amounts of Revolving Loans available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans to be made by Lender to Borrower.

(5) Lender may appoint, remove and reappoint any person or persons, including an employee or agent of Lender to be a receiver (the "Receiver") which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Lender, and Lender shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Lender, all money received by such Receiver shall be received in trust for and paid to Lender. Such Receiver shall have all of the powers and rights of Lender described in this Section 10.2. Lender may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

(6) Borrower shall pay all costs, charges and expenses incurred by Lender or any Receiver or any nominee or agent of Lender, whether directly or for services rendered (including, without limitation, solicitor's costs on a solicitor and his own client basis, auditor's costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 11 - JURY TRIAL WAIVER, OTHER WAIVERS AND CONSENTS, GOVERNING LAW

11.1  Governing Law; Choice of Forum, Service of Process; Jury Trial Waiver

(1) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be the governing law for that Financing Agreement.

(2) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Ontario Superior Court of Justice and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

(3) To the extent permitted by law, Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) Business Days after the same shall have been so deposited in the Canadian mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

(4) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(5) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement or any other Financing Agreement.

(6) Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Lender from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Borrower waives the posting of any bond otherwise required of Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favour of Lender, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

11.2  Waiver of Notices

      Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3  Amendments and Waivers

      Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4  Waiver of Counterclaims

      Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5  Indemnification

      Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12 - TERM OF AGREEMENT; MISCELLANEOUS

12.1  Term

(1) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided, that, the Renewal Date shall automatically be extended to the date four (4) years from the date hereof unless either party shall give the other party notice of non-renewal at least sixty (60) days prior to the third anniversary of this Agreement. Lender or Borrower (subject to Lender's right to extend the Renewal Date as provided above) may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including legal fees and expenses, in connection with any contingent Obligations, including cheques or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Canadian Dollars to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Toronto time.

(2) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until Lender has received release documentation satisfactory to it and all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until such release and documentation has been received and all such Obligations have been fully and finally discharged and paid.

(3) If for any reason this Agreement is terminated (whether voluntarily or involuntarily or as a result of an Event of Default) prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:


             Amount                                    Period

     (i)     2% of Maximum Credit           From the date hereof to and
                                            including the date one (1) year from
                                            the date hereof

     (ii)    1% of Maximum Credit           the date one (1) year from the date
                                            hereof to and including the date two
                                            (2) years from the date hereof

     (iii)  0.5% of Maximum Credit          the date two (2) years from the date
                                            hereof to and including the date
                                            three (3) years
                                            from the date hereof or at any other
                                            time prior to the end of the then
                                            current term.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(9) and 10.1(10) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under any applicable reorganization or insolvency legislation. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

12.2  Notices

      All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and
(b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) Business Days after mailing.

12.3  Partial Invalidity

      If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.4  Successors

      This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation. However, prior to the occurrence of an Event of Default, no assignment may be made to a Person who is not, or is not deemed to be, a resident of Canada for purposes of the Income Tax Act (Canada).

12.5  Entire Agreement

      This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

12.6  Headings

      The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

12.7  Judgment Currency

      To the extent permitted by applicable law, the obligations of Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the "Other Currency") (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the "Agreed Currency") that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

12.8  Execution in Counterparts

      This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same agreement.

12.9  Facsimile

      This Agreement may be executed and delivered by facsimile transmission and the parties may rely on all such facsimile signatures as though such facsimile signatures were original signatures.

12.10  Choice of Language

       The parties hereto confirm that they have requested that this Agreement and all documents related hereto be drafted in English only. Les parties aux presentes ont exige que cette convention ainsi que tout document connexe soient rediges en anglais seulement.

                           [INTENTIONALLY LEFT BLANK]

The parties have executed this Agreement.

                                    CONGRESS FINANCIAL CORPORATION
                                    (CANADA)

                                    By: /s/ Michael R. Kenney
                                        ----------------------------------
                                         Name: Michael R. Kenney
                                         Title: First Vice President

                                         Address:
                                         -------
                                         141 Adelaide St W., Suite 1500
                                         Toronto, Ontario M5H 3L9
                                         Fax: (416) 364-3990

                                    CATALINA LIGHTING CANADA, (1992)
                                    INC. / LUMIERES CATALINA CANADA,
                                    (1992) INC.

                                    By: /s/ Peter McCaffrey
                                        ----------------------------------
                                         Name: Peter McCaffrey
                                         Title: Controller/Authorized Signatory

                                         Chief Executive Office:
                                         ----------------------
                                         185B Courtney Park Dr.,
                                         Mississauga, Ontario, L5T 2T6

                                         Principal Place of Business:
                                         ---------------------------
                                         185B Courtney Park Dr.,
                                         Mississauga, Ontario, L5T 2T6

                                         Domicile:
                                         --------
                                         1250 Rene-Levesque Blvd., Suite 1400
                                         Montreal, Quebec, H3B 5E9